EXHIBIT 99.1

Johnson Outdoors Reports Growth in 2nd Quarter Sales and Earnings

Fiscal 2013 Year-to-Date Earnings More Than Double

RACINE, Wis., May 3, 2013 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation equipment company, today announced higher second quarter and year-to-date revenue and earnings. Sales increased 3 percent to $132.1 million during the second fiscal quarter ended March 29, 2013. Second quarter net income grew 23 percent to $8.9 million, a $1.7 million improvement year-over-year. Fiscal year-to-date revenue grew 5 percent to $219.4 million and net earnings increased 112 percent to $9.2 million during the fiscal first six-months.

"Growth in North America and Northern Europe more than offset declines in challenging markets across Southern Europe this year. Marine Electronics remains our primary growth engine with an 11 percent jump in sales and significant growth in operating profit year-to-date. Exceptional new products generated more than half of Marine Electronic sales, in particular, the Minn Kota® iPilot® Link which is exceeding expectations. Equally important, meaningful innovation is driving organic growth in core segments and key channels across all Marine Electronic brands," said Helen Johnson-Leipold, Chairman & CEO. "Ensuring a better balance of profit contribution across Johnson Outdoors' portfolio is a key focus of our new three-year Value Plus strategic plan. Comprehensive efforts are underway to reinvigorate and build momentum in Watercraft and Camping, and deliver innovation in core life-support categories in Diving, against that goal."

Ms. Johnson-Leipold continued: "Disciplined balance sheet management and improved operating flexibility continue to benefit the bottom-line, and while financial results are solid thru the first half of the year, it is still too early to predict full-year performance. Unseasonably cold and wet Spring weather has delayed the retail season in some parts of the country and consumer demand is always the critical determining factor. We feel good about where we are and our ability to adjust accordingly to unpredictable variables and meet our 2015 plan goal of consistently growing profits faster than sales."

SECOND QUARTER RESULTS

Sales during the second fiscal quarter reflect initial shipments to customers in advance of the primary retail selling period for the outdoor recreation industry's warm-weather products season. Net sales were $132.1 million in the second fiscal quarter compared with net sales of $128.7 million in the prior year quarter. Increased sales in Marine Electronics and Outdoor Gear more than offset revenue declines in other units. Key drivers behind the year-over-year comparison in each business unit were:

  Marine Electronics revenue increased 9 percent year-over-year due to growth in all brands from innovative new products.
  Outdoor Gear revenue increased 7 percent due to the acquisition of the Jetboil® brand midway through the fiscal first quarter, which added $2.4 million to sales during the current quarter to more than offset a 42 percent decline in military sales.
  Watercraft sales compared unfavorably to the same period last year due to a continuing de-emphasis on low-margin product lines and lower sales in Europe.
  Diving sales were 6 percent behind the prior year due to weak economic conditions in key diving markets.

Total Company operating profit of $12.6 million during the second quarter was $1.3 million below the prior year quarter, a period during which the Company benefitted from a $3.5 million settlement with the Company's insurance carriers. Higher gross margin was driven by successful new products in Marine Electronics. The Company reported record second-quarter net income of $8.9 million, or $0.90 per diluted share, during the current quarter, compared to net income of $7.3 million, or $0.74 per diluted share, in the same quarter last year.

YEAR-TO-DATE RESULTS

Fiscal 2013 year-to-date net sales were $219.4 million, a 5 percent increase over net sales of $208.9 million in the same year-to-date period last year. Total Company operating profit increased 38 percent to $14.2 million during the first six months of fiscal 2013 compared to an operating profit of $10.3 million during the prior year-to-date period which included a favorable $3.5 million settlement with the Company's insurance carriers. Net income for the first six months of the year was a record $9.2 million, or $0.93 per diluted share, a 112 percent increase compared to net earnings of $4.3 million, or $0.44 per diluted share, in the first six months of the prior year. Net interest expense declined 37 percent compared with the same period last year.  The Company's effective tax rate during the fiscal first six months was 33 percent compared to an effective tax rate of 57 percent in the prior year-to-date period.

OTHER FINANCIAL INFORMATION

At March 29, 2013, debt, net of cash was $20.2 million which was slightly below debt, net of cash of $21.8 million at the end of the prior year quarter.  Depreciation and amortization was $5.1 million year-to-date, compared to $5.7 million during the prior year-to-date period. Capital spending totaled $6.1 million during the first six-month period compared with $5.0 million in the previous 2012 year-to-date period.

"Pre-season demand and a delay in shipments due to a delayed season in some U.S. markets resulted in the increase in inventory. Access and analysis of proprietary point-of-sale data helps ensure we take the right steps at the right time throughout the year to keep inventory levels consistent with demand," said David W. Johnson, Vice President and Chief Financial Officer. "Our cash position is strong, providing us the ability to invest in targeted strategic growth opportunities as we continue to evaluate a range of capital deployment strategies."

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday May 3, 2013.   A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products.  The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Gear.  Johnson Outdoors' familiar brands include, among others: Old Town® canoes and kayaks; Ocean Kayak™ and Necky® kayaks; Carlisle® paddles; Extrasport® personal flotation devices; Minn Kota® motors; Cannon® downriggers; Humminbird® marine electronics; LakeMaster® electronic charts; SCUBAPRO® and SUBGEAR® dive equipment; Silva® compasses; Jetboil® outdoor cooking systems; and Eureka!® camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; the Company's continued success in implementing its strategic plan, including its targeted sales growth platforms and focus on innovation; the Company's success in integrating strategic acquisitions; litigation costs related to actions of and disputes with third parties, including competitors; the Company's continued success in working capital management and cost-structure reductions; the Company's ongoing success in meeting financial covenants in its credit agreements with lenders; risk of future write-downs of goodwill or other intangible assets; ability of the Company's customers to meet payment obligations; movements in foreign currencies, interest rates and commodity costs; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission.  Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

FINANCIAL TABLES FOLLOW

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED		SIX MONTHS ENDED
Operating Results	March 29 2013	March 30 2012	March 29 2013	March 30 2012
Net sales	$ 132,100	$ 128,726	$ 219,374	$ 208,902
Cost of sales	78,016	78,199	131,476	127,274
Gross profit	54,084	50,527	87,898	81,628
Operating expenses	41,446	36,546	73,734	71,366
Operating profit:	12,638	13,981	14,164	10,262
Interest expense, net	453	807	871	1,382
Other expense (income), net	(878)	(104)	(380)	(1,296)
Income before income taxes	13,063	13,278	13,673	10,176
Income tax expense	4,126	5,995	4,489	5,837
Net income	$ 8,937	$ 7,283	$ 9,184	$ 4,339
Weighted average common shares outstanding - Dilutive	9,546	9,382	9,491	9,363
Net income per common share - Diluted	$ 0.90	$ 0.74	$ 0.93	$ 0.44
Segment Results
Net sales:
Marine electronics	$ 87,778	$ 80,256	$ 141,429	$ 128,027
Outdoor equipment	10,096	9,437	18,536	15,727
Watercraft	13,754	17,060	20,568	24,545
Diving	20,815	22,098	39,298	40,856
Other/eliminations	(343)	(125)	(457)	(253)
Total	$ 132,100	$ 128,726	$ 219,374	$ 208,902
Operating profit (loss):
Marine electronics	$ 15,594	$ 12,317	$ 20,340	$ 14,390
Outdoor equipment	(268)	831	(44)	579
Watercraft	(542)	3,061	(2,224)	603
Diving	1,379	1,706	2,081	1,608
Other/eliminations	(3,525)	(3,934)	(5,989)	(6,918)
Total	$ 12,638	$ 13,981	$ 14,164	$ 10,262
Balance Sheet Information (End of Period)
Cash and cash equivalents			$ 40,392	$ 29,649
Accounts receivable, net			109,176	111,357
Inventories, net			85,192	79,304
Total current assets			248,024	233,808
Total assets			346,175	312,880
Short-term debt			52,542	42,867
Total current liabilities			132,532	115,247
Long-term debt			8,057	8,604
Shareholders' equity			180,365	168,428

CONTACT: AT JOHNSON OUTDOORS INC.
         DAVID JOHNSON
         VP & CHIEF FINANCIAL OFFICER
         262-631-6600

         CYNTHIA GEORGESON
         VP - WORLDWIDE COMMUNICATION
         262-631-6600